May 11, 2026
Dear Steven:
We are excited to offer you a full-time position on our team as President with an expected start date of May 13, 2026. In anticipation of your contributions to the Company, I am pleased to confirm our offer to you as below:

Salary:	$400,000 per year, paid semi-monthly as an exempt-employee.
MBO:	Your target bonus will be $500,000 per year, paid quarterly based on achievement of the F27 Pharma sales booking plan minus expenses.
Equity:	$1,000,000 RSU grant issued on May 15, 2026, vests quarterly for 1 year.

$1,700,000 PSU grant issued on May 15, 2026, and fully vest on May 15, 2027. Vesting is pro-rated 90-120% based on achievement of the annual Pharma sales booking plan (i.e., for the period beginning April 1, 2026 and ending March 31, 2027), minus expenses. Achievement below 90% will result in no vesting. PSU payouts are subject to Board approval based on the attainment of the above-reference criteria.

For the avoidance of doubt, if you cease to serve as an officer of the Company but serve as a member of the Company’s board of directors, your continued service as a director shall be deemed continued service for purposes of equity vesting.
Termination Without Cause
In the event your employment is terminated by the Company without Cause (as defined below), subject to your execution and non-revocation of a release of claims in favor of the Company in a form reasonably acceptable to the Company (with standard exclusions and without the imposition of additional obligations), you will be entitled to the following:
(a) an amount equal to six (6) months of your base salary in effect as of the date of termination;
(b) a pro-rated portion of any unpaid amount of your annual bonus in the quarter of the year at which you are terminated and at the target bonus rate; and
(c) continued vesting of your outstanding unvested RSU awards only that would have vested during the six (6) months following your termination, such that those RSUs will vest as of your termination date to the extent they otherwise would have vested during the six (6) months following such termination. For the avoidance of doubt, PSU awards are not eligible for acceleration or continued vesting upon termination and will be governed by the terms of the applicable equity plan and award agreements, provided that, with respect to your initial grant described above, your award agreement shall provide that you will be entitled to vest to the extent the goals are attained but prorated for the number of days in which you are employed during the performance period.
(d) Upon your timely election to continue coverage under COBRA, the Company will pay to you a lump sum amount equal to six months of the COBRA premium amount required to continue your level of health benefits coverage at the time of your termination of employment. The amounts described in clauses (a), (b) and (d) above will be paid in a lump sum as soon as practicable following your termination, but in no event later than sixty (60) days following the date of termination.

For the purpose of this Agreement, “Cause” shall mean (i) your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) your commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform your assigned material duties and responsibilities which failure continues, in the reasonable judgment of the Company, after written notice given to you by the Company; (iv) your gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) your material violation of this agreement or any provision of any agreement(s) between you and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. This provision applies solely to you and does not establish any severance policy or practice of the Company.
Continuing Obligations to Former Employer
The Company acknowledges that you have certain continuing obligations to your former employer, Remedy Health (f/k/a HealthCentral), as previously disclosed to the Company.

Here are some equally important components of this offer:
● This offer is contingent upon clearance of background and/or reference checks.
● We expect you can legally work in the United States and will need documentation proving so within 3 business days of hire.
● If you have not already done so, please disclose agreements relating to prior employment that may affect your role or eligibility to be employed within Doximity.
● As a condition of employment, you are required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (also known as PIIA), attached.
● You agree to comply with the policies and procedures of the Company, including the employee handbook and the Company’s clawback policies applicable to all executive officers, and any amendments or modifications to those policies once you have received reasonable notice of any amendments or modifications.
● You and the Company will enter into the Company’s standard form of Indemnification Agreement on or prior to the first day of your employment.
● This offer letter, the PIIA and your consulting agreement with the Company set forth the entire agreement between you and the Company regarding the terms of your employment and supersedes any prior representations or agreements, whether written or oral. The offer letter may not be amended except by a written agreement signed by both you and the Company.
To accept our offer, please sign and date this letter, along with the PIIA.
We look forward to working with you!

Sincerely,

/s/ Jeff Tangney	/s/ Steven Zatz, MD
Signature	Signature

Jeff Tangney, CEO	Steven Zatz, MD
Name	Name

5/12/2026	5/12/2026
Date	Date

Enclosures:
At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement